EARNOUT STOCK ESCROW
           AND PLEDGE AGREEMENT


     THIS EARNOUT STOCK ESCROW AND PLEDGE AGREEMENT (this "Agreement") made and entered into this 4th day of April, 2000, by and among the Persons named on Exhibit A (collectively, the "Pledgors"), as the former shareholders of Operator Service Company, a Texas corporation, and Billing Concepts Corp., a Delaware corporation ("Pledgee"), and U.S. Trust Company of Texas, N.A., as Escrow Agent ("Escrow Agent"). Except as otherwise defined herein, capitalized terms used in this Escrow Agreement will have the meanings set forth in the Merger Agreement (as hereinafter defined).

                              W I T N E S S E T H:

     WHEREAS, contemporaneously herewith the Pledgors and Pledgee are executing a certain Plan of Reorganization, Merger and Acquisition Agreement (the "Merger Agreement"), which contemplates, inter alia, the deposit of certain securities into escrow with the Escrow Agent for the purpose of securing the earnout payment pursuant to the Merger Agreement as further defined herein (the "Earnout Obligation"); and,

     WHEREAS, the Pledgors and Pledgee have agreed that the Pledgors and Pledgee will enter into this Agreement with the Escrow Agent pursuant to which the Pledgors pledge in escrow to the Escrow Agent 769,000 shares (the "Pledged Securities") of the common stock of Pledgee pursuant to Section 2.6 of the Merger Agreement; and,

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and Ten Dollars ($10.00) and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. Appointment of Escrow Agent. The Pledgors and Pledgee hereby appoint U.S. Trust Company of Texas, N.A. to serve as Escrow Agent, and the Escrow Agent hereby accepts, under the terms of this Agreement, such appointment and the agency created thereby.

     2. Earnout Escrow and Pledge of Shares. Each Pledgor hereby grants a security interest to Pledgee in the Pledged Securities and the Earnout Escrow Fund (as hereinafter defined). Concurrent with the Closing, the Pledgors will deposit the Pledged Securities with the Escrow Agent who will hold such shares in escrow in order to secure the Earnout Obligation until the Escrow Agent is required to release such shares pursuant to the terms of this Agreement and the Merger Agreement. The Escrow Agent agrees to accept delivery of the Pledged Securities in escrow subject to the terms and conditions of the Merger Agreement and this Agreement and to hold the Pledged Securities as security for the payment of the Earnout Obligation, all in accordance with the applicable terms and provisions hereof and of the Merger Agreement. Each Pledgor has also deposited with the Escrow Agent duly executed stock powers naming the Escrow Agent as attorney-in-fact and agent for the limited purpose of reconveying the Pledged Securities to Pledgee or such Pledgor, as the case may be. Pledgee has executed and delivered a Release of Lien (the "Release of Lien") to the Escrow Agent releasing and terminating its security interest in the Pledged Securities and which Release of Lien is to be held in escrow by the Escrow Agent until the Earnout Obligation is fully and finally resolved. The Pledged Securities and any proceeds therefrom, together with all income earned thereon (not including cash dividends but including distributions), is herein called the "Earnout Escrow Fund." The Earnout Escrow Fund will be held and disbursed by the Escrow Agent in accordance with the terms hereof and the Merger Agreement.

     3. Earnout Obligation. If the Seller/Surviving Corporation achieves EBITDA (as defined below) of $4,110,000 or more in the twelve-month period ending December 31, 2000 (the "EBITDA Threshold"), then all of the Pledged Securities will be delivered by the Escrow Agent to the Pledgors in their Pro Rata Share as provided herein. If the Surviving Corporation fails to achieve the EBITDA Threshold, all of the Pledged Securities will be delivered by the Escrow Agent to Pledgee as provided herein.

     For purposes hereof "EBITDA" means for calendar year 2000 of the Seller/Surviving Corporation, net earnings before interest (income and expense), federal income taxes, depreciation and amortization, all of which are to be determined in accordance with generally accepted accounting principles, reflective of actual expenses incurred and reflected in the statement of earnings, and incurred consistent with that necessary to execute Seller's business plan (as presented to Buyer).

     In no event shall the EBITDA include any losses or expenses for which BCC has been indemnified and recovered from Stockholders under Article 11 of the Merger Agreement.

     BCC shall provide the EBITDA calculation and supporting working papers to the Stockholder Representative within 90 days of December 31, 2000. The Stockholder Representative shall have 30 days after receipt of the calculation to object. If he objects, he shall notify BCC in writing. If the parties are unable to resolve the dispute within 10 days, the disagreement shall be resolved pursuant to the provisions set forth in Section 18.11 of the Merger Agreement.

     4. Representations of the Pledgors. Each Pledgor warrants and represents that (i) there are no restrictions upon the transfer of any of the Pledged Securities owned by such Pledgor, other than as may appear on the face of the certificate(s) and except as arise under applicable federal and state securities laws and regulations, (ii) the Pledged Securities owned by such Pledgor are not subject to any encumbrances, except as arise under applicable federal and state securities laws and regulations and as described or referred to herein, and
(iii) such Pledgor has the right to transfer the Pledged Securities owned by such Pledgor free of any encumbrance or obligation and without obtaining the consents of any other persons except as may be required under applicable federal and state securities laws and regulations.

     5.    Dividends.   Any  cash  dividends will be  distributed  currently  by
Pledgee to the Pledgors.

     6. Voting Rights. While the Pledged Securities remain in the Escrow Agent's possession pursuant to this Agreement, the Pledgors shall have the right to vote the Pledged Securities on all corporate questions as shareholders of Pledgee and, if a need shall arise, the Escrow Agent shall execute due and timely proxies in favor of the Pledgors to this end. While the Pledged Securities remain in the Escrow Agent's possession pursuant to this Agreement, the Pledgors will retain and be able to exercise all other incidents of ownership of the Pledged Securities that are not inconsistent with the terms and conditions hereof.

     7. Stock Adjustments. In the event that, during the term of this Agreement, (i) any stock dividend, reclassification, readjustment or other change be declared or made in the capital stock of the issuer of the Pledged
Securities or (ii) the issuer of any of the Pledged Securities be consolidated with or merged into another corporation, then, and in any such event or events, all new, substituted or additional shares (or other securities), cash or other consideration issued by reason of any such event, shall be deemed and treated as an integral part of the Pledged Securities and Earnout Escrow Fund (and included within the definition of Pledged Securities and Earnout Escrow Fund set forth hereinabove) and shall be held by the Escrow Agent pursuant to the terms of this Agreement in the same manner as the shares of stock originally deposited hereunder.

     8. Termination of Agreement. Unless earlier terminated due to a Change of Control (as defined below), the Earnout Escrow Fund shall be held by the Escrow Agent until receipt of a distribution request pursuant to Section 9 (the "Earnout Escrow Termination Date"). Upon termination of this Agreement according to the above terms, the security interests herein created in the Pledged Securities shall be terminated and the Escrow Agent shall deliver to the Pledgors or Pledgee, as the case may be, all the shares of the Pledged Securities then in the Escrow Agent's possession, free and clear from the encumbrance created by the provisions of this Agreement and duly endorsed for transfer, and the executed Release of Lien.

     For purposes hereof, "Change of Control" shall mean a change of control of the Surviving Corporation after the Effective Time and before December 31, 2000 through a transaction in which (a) all or substantially all of its assets are transferred to another Person, other than an Affiliate of BCC, or (b) a majority of the voting power of the Surviving Corporation is transferred to another Person other than an Affiliate of BCC, or (c) BCC's current Chairman/Chief Executive Officer and Chief Financial Officer both resign or are both terminated from employment or (d) termination of employment of either James Kirk Smith or Michael R. Smith by his respective employer other than "for cause" under the employment agreements to be executed as of the Effective Date. If a Change of Control occurs on or before December 31, 2000, then the Escrow Agent shall distribute the Earnout Escrow Fund to the Pledgors in their Pro Rata Share. The "Pro Rata Share" shall be each Pledgor's proportionate share of the Earnout Indemnity Fund as set forth on Exhibit A.

     9. Remedies. Until the Earnout Escrow Termination Date, Pledgee's rights with respect to the Escrow Fund shall be those of a Secured Party under the Texas Business and Commerce Code in force (the "Code") at the date of this Agreement and under any other applicable law from time to time in effect.

     On or after the Earnout Escrow Termination Date, the Escrow Agent shall make a distribution of all shares of Pledged Securities from the Earnout Escrow Fund upon receiving a written joint distribution request executed by both Pledgee and the Stockholder Representative and specifying to whom the Pledged Securities are to be distributed from the Earnout Escrow Fund. If there is a disagreement as to the disbursement and delivery of the Earnout Escrow Fund between the Pledgee and the Pledgors, the disagreement shall be resolved pursuant to the provisions of Section 18.11 of the Merger Agreement and, upon completion of any arbitration proceeding, the arbitrator or other appropriate party shall certify the results of the arbitration to the Escrow Agent, including the decision, and the Escrow Agent shall be entitled to rely and act accordingly with respect to payments hereunder, on the basis of the decision of the arbitrator as so certified.

     The Escrow Agent, as attorney-in-fact and agent for the holder of the Pledged Securities, shall deliver to the transfer agent for the BCC Stock (the "Transfer Agent"), the certificates representing the shares of Pledged
Securities together with instructions to the Transfer Agent to reissue the shares to Pledgee (which shares shall become treasury shares with respect to Pledgee) or Pledgors, as the case may be.

     10. Obligation of Escrow Agent. If there is any dispute as to whether (i) the Escrow Agent is obligated to deliver any shares (constituting all or any part of the Pledged Securities) or other documents which it holds or (ii) as to whom said shares of stock or other documents are to be delivered, the Escrow Agent shall not be obligated to make any delivery, but, in such event, may hold the same until receipt by the Escrow Agent of an authorization, in writing, signed by all of the parties having an interest in such dispute directing the disposition of the same; or, in the absence of such authorization, the Escrow Agent may hold said shares of stock and/or other documents until the final determination of the rights of the parties in accordance with the Merger Agreement. If such written authorization is not given or proceedings for such determination are not begun and diligently continued, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit said shares of stock, cash and/or documents in the Registry of the District Court in and for San Antonio, Texas, pending such determination.

     The Escrow Agent shall not be responsible for any acts or omissions unless negligently or willfully done, and upon making delivery of the shares of stock and/or documents which the Escrow Agent holds in accordance with the terms of this Agreement, the Escrow Agent shall have absolutely no further liability hereunder. The Escrow Agent shall serve without bond, security or surety.

     In the event that the Escrow Agent places the shares of stock (constituting all or any part of the Pledged Securities), or any other documents that have actually been delivered to the Escrow Agent as Escrow Agent pursuant to this Agreement in the Registry of an appropriate Court having jurisdiction thereof, and files an action of interpleader, naming the parties hereto, the Escrow Agent shall thereupon and thereafter be released and relieved from any and all further obligation and liability hereunder or in connection herewith. The parties shall and do hereby, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any and all damages or losses arising hereunder or in connection herewith, including but not limited to all costs and expenses incurred by the Escrow Agent in connection with the filing of such action including, but not limited to, reasonable attorney's fees for the Escrow Agent's attorneys through all trial and appellate levels.

     11.   Expenses.   All  fees and expenses of the Escrow  Agent  incurred  in
performing its responsibilities hereunder will be paid 50% by the Pledgors and 50% by Pledgee upon receipt of a written invoice from the Escrow Agent.

     12. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying a date not less than ten days following such notice date of when such resignation will take effect. Pledgee will designate a successor Escrow Agent in accordance with the terms of the Merger Agreement. The Escrow Agent will promptly transfer the Earnout Escrow Fund to such designated successor.

     13. Modification and Alteration. This Agreement may not be altered or amended unless in writing, signed by the parties against whom enforcement is sought.

     14. Persons Bound. This Agreement shall be binding upon and shall inure to the benefit of Pledgee, the Pledgors and the Escrow Agent and their respective heirs, representatives, successors and assigns.

     15. Entire Agreement. This Agreement represents the entire agreement between the parties with regard to the pledging, deposit in escrow and the holding of the Earnout Escrow Fund as collateral for the purposes set out herein.

     16. Time is of the Essence. The parties acknowledge that time is of the essence.


     IN WITNESS WHEREOF, the parties hereto have executed this Earnout Stock Escrow and Pledge Agreement in multiple original counterparts as of the day and year first above written.

PLEDGORS:



Michael R. Smith                             James Kirk Smith



Barry D. Austin                              Harriet M. Austin



Chris Austin                            Suzanne Austin



Greg Austin                             Charles P. Beall



Gregory L. Camp                              David L. Craven



Deborah Jill Froman                     Carl Glenn Haddock



Karla J. Hatton                              Robert C. Hawk



John J. Jelinek                              George E. Lass



Tangela Kai Lovering                         James M. Lovering



James B. Lovering                       Virgil B. Pettigrew



Jason J. Plumb                          Marvin L. Pyle



Angelita Rey                       Kirk Smith, Custodian for
                                   Brian Jeffrey Smith



Kirk Smith, Custodian for               Mark G. Smitherman
Eric Justin Smith



Michael D. Starcher                     Jenny A. Starcher



John M. Turner                          Abbie J. Upchurch



Paula D. Wilkinson                 Virgil B. Pettigrew,
                                   Independent  Executor of the Estate  of  Mary
                                   Jane
                                   Pettigrew


PLEDGEE:                           ESCROW AGENT:

BILLING CONCEPTS CORP.             U.S. TRUST COMPANY OF TEXAS, N.A.



By:                                By:
Name:                              Name:
Title:                                  Title:                       STOCKHOLDER
REPRESENTATIVE




                                    EXHIBIT A

LIST OF PLEDGORS                                   PRO RATA SHARE

Michael R. Smith                                                       461,398 -
                                        60.000%

James Kirk Smith                             121,568 - 15.808%

Barry D. & Harriet M.  Austin                 26,866 -    3.494%

Chris & Suzanne Austin                        8,955 -   1.164%

Greg Austin                                   8,955 -   1.164%

Charles P. Beall                              4,702 -   0.611%

Gregory L. Camp                              940 -   0.122%

David L. Craven                              90 -   0.012%

Deborah Jill Froman                          90 -   0.012%

Carl Glenn Haddock                           672 -   0.087%

Karla J. Hatton                              26,866 -   3.494%

Robert C. Hawk                                3,582 -   0.466%

John J. Jelinek                               15,739 -   2.047%

George E. Lass                                4,858 -   0.632%

Tangela Kai Lovering                         2,993 -   0.389%

James M. Lovering                            261 -   0.034%

James B. Lovering                            261 -   0.034%

Virgil B. Pettigrew                          14,194 -   1.846%

Virgil B. Pettigrew,
Independent Executor of the
 Estate of Mary Jane Pettigrew            43,657 -   5.677%

Jason J. Plumb                               537 -   0.070%

LIST OF PLEDGORS                                   PRO RATA SHARE

Marvin L. Pyle                                     54 -   0.007%

Angelita Rey                                       90 -   0.012%

Kirk Smith, Custodian for Brian Jeffrey Smith     2,955-   .384%

Kirk Smith, Custodian for Eric Justin Smith       2,955-   .384%

Mark G. Smitherman                                 90 -   0.012%

Michael D. & Jenny A. Starcher                    10,746-  .397%

John M. Turner                                    179 -   0.023%

Abbie J. Upchurch                                  90 -   0.012%

Paula D. Wilkinson                                4,657-   .606%